Exhibit 99.1

CONTACT:	Investor Relations	Corporate Communications
	404-715-2170	404-715-2554
	InvestorRelations@delta.com	Media@delta.com

Delta Air Lines Announces June Quarter 2021 Financial Results

June quarter 2021 GAAP pre-tax income of $776 million and earnings per share of $1.02 on total revenue of $7.1 billion

June quarter 2021 adjusted pre-tax loss of $881 million and adjusted loss per share of $1.07 on adjusted operating revenue of $6.3 billion

With an improving demand environment, achieved a solid pre-tax profit in the month of June and recently announced the opportunistic addition of seven A350s and 29 737-900ERs to our fleet

ATLANTA, Jul. 14, 2021 – Delta Air Lines (NYSE:DAL) today reported financial results for the June quarter 2021 and provided its outlook for the September quarter 2021. Highlights of the June quarter 2021 results, including both GAAP and adjusted metrics, are on page six and are incorporated here.

“With the best employees and operation in the industry and an accelerating demand environment, we achieved significant milestones in the quarter including a solid pre-tax profit in the month of June, positive free cash flow for the June quarter, and our people and our brand being recognized with the top spot in the J.D. Power 2021 Airline Study,” said Ed Bastian, Delta’s chief executive officer. “Looking forward, we are harnessing the power of our differentiated brand and resilient competitive advantages to drive towards sustainable profitability in the second half of 2021 and enable long-term value creation.”

“Domestic leisure travel is fully recovered to 2019 levels and there are encouraging signs of improvement in business and international travel. With the recovery picking up steam, we are making investments to support our industry-leading operation. We are also opportunistically acquiring aircraft and creating upside flexibility to accelerate our capacity restoration in 2022 and beyond in a capital-disciplined manner,” he said.

June Quarter Financial Results

•	Adjusted pre-tax loss of $881 million excludes $1.5 billion of benefit related to the first and second payroll support program extensions (PSP2 and PSP3, respectively) and mark-to-market adjustments on our investments
•	Adjusted operating revenue of $6.3 billion, which excludes refinery sales, declined 49 percent on 39 percent lower sellable capacity (see Note A) versus June quarter 2019
•	Total operating expense, which includes $1.5 billion of benefit related to PSP2 and PSP3, decreased $4.1 billion relative to the June quarter 2019. Adjusted for the benefit related to the PSP programs and third-party refinery sales, total operating expense decreased $3.3 billion or 32 percent in the June quarter 2021 versus the comparable 2019 period
•	Generated $1.9 billion of operating cash flow, $1.5 billion of free cash flow and $195 million of free cash flow, adjusted in the June quarter
•	At the end of the June quarter, the company had $17.8 billion in liquidity, including cash and cash equivalents, short-term investments and undrawn revolving credit facilities. The company had total debt and finance lease obligations of $29.1 billion with adjusted net debt of $18.3 billion

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September Quarter 2021 Outlook

3Q21 Forecast
Capacity [1]	Down 28% - 30%
Total Revenue [1,2]	Down 30% - 35%
Fuel Price ($/gal) [2]	$2.05 - $2.15
CASM-Ex [1,2]	Up 11% - 14%
Capital Expenditures	~$800 million
Adjusted Net Debt [2]	~$19.0 billion
[1] Compared to September quarter 2019 [2] Non-GAAP measure

Revenue Environment

“With accelerating demand for air travel and growing affinity for Delta’s best-in-class products, June quarter adjusted operating revenue improved 76 percent from the March quarter. Increasing customer engagement is evident with spend on the American Express co-brand credit card already exceeding 2019 levels and a record number of new customers signing up for SkyMiles accounts during the June month,” said Glen Hauenstein, Delta’s president. “I am excited to see this momentum continuing in the September quarter as business travel rebounds and international markets continue to reopen.”

“We have the industry’s best domestic and global network, an increasingly efficient and simplified fleet, a de-commoditized product, a highly valued brand, and the industry’s best employees,” Hauenstein continued. “Combined with our more efficient cost structure, we are on a path to improve on pre-pandemic margins and generate sustainable free cash flow.”

Adjusted operating revenue of $6.3 billion for the June quarter improved 76 percent from March quarter 2021. Compared to the same period in 2019, adjusted operating revenue declined 49 percent, an improvement from the company’s guidance update in June of down 50 to 52 percent. Passenger revenue declined 53 percent in the June quarter 2021 compared to June quarter 2019 on 32 percent lower scheduled capacity and 39 percent lower sellable capacity, which included the blocking of the middle seat through the month of April 2021.

Total unit revenue, adjusted was 45.4 percent higher than the March quarter 2021 as adjusted operating revenue grew 76 percent on a 21 percent increase in scheduled capacity over the same period. Compared to the March quarter 2021, system yields improved 4.8 percent and load factors improved 24 points.

Revenue-related Highlights:

•	Booking curve normalized as customers made future travel plans: Average daily net cash sales, defined as tickets purchased less tickets refunded, doubled compared to the March quarter and were 20 percent higher than our initial internal forecast. For the month of June, our average daily net cash sales were 70 percent restored to 2019 levels and roughly 10 points ahead of revenue recovery as consumers continue to make future travel plans.
•	Premium cabins outperformed main cabin where demand is strongest: Domestic and short-haul Latin premium revenue outperformed main cabin revenue recovery by 5 to 10 points during the quarter. This recovery is expected to be reflected at a system level as premium revenue in other entities continues to improve with the return of business and international travel at scale.
•	Pace of corporate recovery accelerated during the quarter: Corporate volumes experienced steady improvement through the quarter, doubling from 20 percent recovered in March to 40 percent recovered in June, driven by increased vaccination rates, the re-opening of offices and improvements in demand in business-heavy markets like New York and Boston.

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•	Non-ticket revenue demonstrated resilience: Non-ticket revenue continued to demonstrate resilience, with cargo revenue up 35 percent versus the June quarter 2019 and total loyalty revenue down 30 percent, a 17 percent and 43 percent improvement from the March quarter 2021, respectively.
•	Remuneration from American Express returned to 2019 levels in June: American Express remuneration in the quarter was more than 90 percent recovered compared to June quarter 2019 levels as co-brand card spend surpassed 2019 levels while co-brand card acquisitions were nearly fully restored. For the month of June, remuneration exceeded 2019 levels and is expected to remain at or above 2019 levels in the second half.

Cost Performance

“The cost performance in the first half of the year was strong as we continue to restore the business efficiently. September quarter non-fuel CASM is expected to be between 11 percent and 14 percent above the same period in 2019 as the significantly improving demand environment is driving some welcome cost pressures with an increase in rebuild and selling-related costs,” said Gary Chase, Delta’s interim co-chief financial officer.  “As we continue to leverage our network restoration, we remain on a path to achieve non-fuel CASM below 2019 levels by the fourth quarter,” he said.

Total adjusted operating expense for the June quarter decreased $3.3 billion excluding $1.5 billion in benefits from PSP2 and PSP3. Expense performance was driven by an $811 million, or 36 percent reduction in fuel expense, adjusted versus the June quarter 2019, a 34 percent reduction in maintenance expense, and lower volume- and revenue-related expenses. Salaries and related costs and profit sharing of $2.3 billion were down 31 percent compared to the June quarter 2019.

Fuel efficiency (see Note A) improved 7.1 percent in the June quarter versus the same period in 2019, with nearly five points of the improvement a result of our fleet renewal efforts, with the remaining improvement temporary in nature due to reduced airport congestion and lower load factors. Adjusted fuel price of $2.12 per gallon was up 11.1 percent compared to the March quarter 2021 and higher than initial guidance in April on increased market prices and losses at the refinery equivalent to 23¢ per gallon.

CASM, adjusted was up 0.5 percent compared to June quarter 2019. CASM-Ex was 9.0 percent higher than the June quarter 2019 on 32 percent less capacity. The company saw four points of CASM-Ex pressure related to rebuild expense, including accelerated maintenance, training and hiring to prepare for summer 2022 flying. Additionally, the company made the decision to reward our employees for winning the J.D. Power Award for #1 North American Airline with travel passes, which drove 1.3 points of non-cash CASM-Ex expense in the quarter. CASM-Ex declined 12.3 percent sequentially from operating leverage on a 21 percent increase in scheduled capacity and realized savings from the employee retention tax credit and third-party rate reductions.

Non-operating expense for the June quarter was down $181 million compared to the June quarter 2019, driven primarily by mark-to-market gains on certain of our investments, partially offset by higher interest expense.

Balance Sheet, Cash and Liquidity

“Improving financial performance and a strong liquidity position enable us to use cash on the balance sheet to reduce leverage, and restore our financial flexibility,” Chase said. “Strengthening our financial foundation remains a top priority at Delta as we position for the future and deliver value to our owners,” he said.

At the end of the June quarter, the company had total debt and finance lease obligations of $29.1 billion with adjusted net debt of $18.3 billion, $7.8 billion higher than December 2019. The company’s total debt had a weighted average interest rate of 4.3 percent at June quarter-end. In addition to maturities and normal amortizations of nearly $875 million, the company prepaid approximately $450 million in aircraft-related debt during the quarter.

As previously announced, Delta voluntarily contributed $1.5 billion into its pension plans during the quarter. By year-end 2021, the company expects the plans to be fully funded on a Pension Protection Act (PPA) basis based on terms included in the American Rescue Plan Act of 2021 and to achieve GAAP funding of 90 percent. At this level of funding, investment returns are expected to satisfy future benefit payments, which the company believes will eliminate any need for material cash contributions to the pension plans going forward. With the plans frozen to new participants, Delta began to reduce the investment risk of the plans during the quarter to protect the funded status.

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Since October 2020, Delta has reduced its financial obligations by $11 billion, freeing $6 billion in collateral and driving $500 million in annualized pension and interest expense savings.

Cash generated from operations during the quarter was $1.9 billion, including the benefit from the payroll support programs. Free cash flow was $1.5 billion, with free cash flow, adjusted of $195 million for the quarter. With consumer travel demand returning at an accelerated rate, the company’s Air Traffic Liability increased approximately $1.5 billion quarter-over-quarter to $6.9 billion, approximately $300 million higher than at June quarter 2019. Travel credits represent 35 percent of the Air Traffic Liability and represent approximately 5 percent of average daily bookings.

Delta ended the June quarter with $17.8 billion in liquidity, including $2.6 billion in undrawn revolver capacity.

Aircraft Acquisition

The company recently announced it will add seven A350s and 29 737-900ER pre-owned aircraft to its fleet. This follows the announcement in April to exercise 25 A321neo options. The A350s and 737-900ERs will enter service over the next 24 months, starting in summer 2022. These fleet decisions align with the fleet renewal strategy and will drive improved unit costs going forward by replacing older, less efficient aircraft.  The company will lease the seven A350s and acquire the 29 737-900ERs, driving incremental capex of approximately $700 million in the second half of this year.  The company now anticipates full year 2021 total gross capex of approximately $3.2 billion.

Other Highlights from the June quarter

Culture and People

•	Achieved the No. 1 spot in the J.D. Power 2021 North America Airline Study for customer satisfaction, underscoring the professionalism, care and humanity Delta people delivered during one of the most challenging periods for air travel in modern history
•	Honored by Glassdoor’s Employees’ Choice Awards for Top 10 CEOs of 2021 – CEO, Ed Bastian received a 97 percent approval rating
•	Recognized by Disability:IN and The American Association of People with Disabilities as a “Best Place to Work for Disability Inclusion” for the sixth year running
•	In keeping with our key priority of protecting employees, vaccinated more than 70 percent of employees as of June 30, 2021 which allowed the company to fully reopen its headquarters in June
•	Partnered with Georgia to host the state’s largest COVID vaccination site supporting the state’s vaccination efforts
•	Accelerated the funding of the pension plans with $1.5 billion in voluntary contributions in the June quarter, which is now expected to be fully funded on a PPA basis by year end
•	Recognized as the No. 1 corporate blood drive sponsor with the American Red Cross for the fourth consecutive year
•	Named for the fourth year in a row to the Civic 50, an initiative of Points of Light, which recognizes the 50 most community-minded companies in the nation

Customer Experience and Loyalty

•	Ran an industry-leading operation, ranking No. 1 among our competitive peer set on all key operating metrics, including completion factor and on time performance for the month of June and year to date
•	Achieved an all-time record for new SkyMiles member enrollments in the month of June, outpacing the prior record set in July of 2019. New co-brand credit card acquisitions improved more than 75 percent sequentially and were nearly 90 percent recovered to June quarter 2019 levels

4

•	Reintroduced onboard food and beverage service, with L.A. chefs Jon Shook and Vinny Dotolo headlining the return of fresh meals to Delta’s premium domestic cabins
•	Announced the reopening of Delta’s full network of Sky Club lounges in July and the phased return of signature hot food options at lounges
•	Launched the newest Delta Sky Club in Fort Lauderdale and opened a Pop-Up Delta Sky Club in Anchorage to support Delta’s increased service to the market
•	Continued to accelerate expansion and improvements at key hubs, including LAX and LGA, where new headhouses are expected to open in early 2022
•	Launched first Viasat-equipped A321 into service, delivering high-speed and streaming-quality connectivity – the first of more than 300 aircraft planned for installation in 2021
•	Announced new routes in response to increasing travel demand, including:
○	Nonstop Dubrovnik service from New York-JFK, a market previously unserved by Delta
○	Nonstop Seoul service from Portland
○	Nonstop Athens service from Atlanta
○	Nonstop Reykjavik service from Boston
•	Announced Delta FlyReady, a digital health solution built to assist with international entry requirements

Environmental, Social and Governance

•	Realized 7.1 percent improvement in fuel efficiency during the June quarter 2021 versus June quarter 2019
•	Continued to accelerate fleet renewal efforts, which drives improved fuel efficiency, with yesterday’s announcement of the addition of 29 737-900ERs and seven A350s along with the exercise of 25 A321neo options announced in April 2021
•	Continued collaboration with a growing list of travel management companies and corporate partners to purchase sustainable aviation fuel which is a critically important lever in Delta’s Flight to Net Zero
•	Published Delta’s inaugural ESG Report in May, which expands on the Corporate Responsibility Reports issued in the past, informed by the reporting standards of the Sustainability Accounting Standards Board and framework established by the Task Force on Climate-Related Financial Disclosures
•	Committed to reporting Delta's progress on the goal of annual airline carbon-neutrality while planning to closely evaluate the Science-Based Targets Initiative framework for aviation
•	Leveraged partnerships to help drive equity and accountability with the expansion of a partnership with Operation Hope to support its One Million Black Business and Entrepreneur Initiative and internal financial wellness/literacy programs
•	Accepted Atlanta city lead role in the OneTen coalition’s overall efforts to recruit, hire, train and advance 1 million Black Americans over the next 10 years into sustaining jobs with opportunities for advancement
•	Launched enhanced Inclusion Training experience with nearly 51,000 employees who have completed at least one of four DEI training classes

Payroll Support Program / Government Grant Accounting

In the June quarter 2021, the remaining $1.1 billion of PSP2 and $356 million of PSP3 was recognized as a contra-expense, which is reflected as “government grant recognition” on the Consolidated Statements of Operations. The remaining funds under PSP3 are expected to be recognized in the second half of 2021.

5

June Quarter Results

June quarter results have been adjusted primarily for the government grant recognition, unrealized gains on investments, and third-party refinery sales as described in the reconciliations in Note B.

	GAAP		$ Change	% Change
($ in millions except per share and unit costs)	2Q21	2Q19
Pre-tax income	776	1,907	(1,131)	(59)%
Net income	652	1,443	(791)	(55)%
Diluted earnings per share	1.02	2.21	(1.19)	(54)%
Operating revenue	7,126	12,536	(5,410)	(43)%
Total revenue per available seat mile (TRASM) (cents)	14.68	17.47	(2.79)	(16)%
Operating cash flow	1,866	3,268	(1,402)	(43)%
Operating expense	6,310	10,408	(4,098)	(39)%
Total debt and finance lease obligations	29,051	9,990	19,061	NM
Cost per available seat mile (CASM) (cents)	13.00	14.51	(1.51)	(10)%
Fuel expense	1,487	2,291	(804)	(35)%
Average fuel price per gallon	2.16	2.08	0.08	4%

	Adjusted		$ Change	% Change
($ in millions except per share and unit costs)	2Q21	2Q19
Pre-tax (loss)/income	(881)	1,998	(2,879)	NM
Net (loss)/income	(678)	1,533	(2,211)	NM
(Loss)/diluted earnings per share	(1.07)	2.35	(3.42)	NM
Operating revenue	6,349	12,448	(6,099)	(49)%
TRASM, adjusted (cents)	13.08	17.35	(4.27)	(25)%
Free cash flow, adjusted	195	2,175	(1,980)	(91)%
Operating expense	7,005	10,308	(3,303)	(32)%
Adjusted net debt	18,282	9,347	8,935	96%
CASM, adjusted (cents)	14.43	14.37	0.07	0.5%
Consolidated unit cost (CASM-Ex) (cents)	11.42	10.47	0.94	9%
Fuel expense	1,463	2,274	(811)	(36)%
Average fuel price per gallon	2.12	2.07	0.05	2%

About Delta Air Lines In a world that thrives on connection, no one better connects the world than Delta Air Lines (NYSE: DAL). Powered by its people around the world, Delta is the U.S. global airline leader in safety, innovation, reliability and customer experience. Delta was named by J.D. Power & Associates as the No. 1 airline in its 2021 North American Satisfaction Study, a recognition of its decade-long airline industry leadership in operational excellence and award-winning customer service.

Delta is a values-driven company with a mission of connecting the people and cultures of the globe, striving to foster understanding across a diverse world. Delta is the first airline to commit to becoming carbon neutral on a global basis by focusing on carbon reductions and removals, stakeholder engagement, and coalition building. Delta’s long-term vision is zero-impact aviation: air travel that does not damage the environment directly or indirectly via greenhouse gas emissions, noise, waste generation or other environmental impacts. Its people are committed to these values while leading the way in ensuring safe, reliable and comfortable travel.

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Forward Looking Statements

Statements made in this press release that are not historical facts, including statements regarding our estimates, expectations, beliefs, intentions, projections, goals, aspirations, commitments or strategies for the future, should be considered “forward-looking statements” under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such statements are not guarantees or promised outcomes and should not be construed as such. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the estimates, expectations, beliefs, intentions, projections, goals, aspirations, commitments and strategies reflected in or suggested by the forward-looking statements. These risks and uncertainties include, but are not limited to, the material adverse effect that the COVID-19 pandemic is having on our business; the impact of incurring significant debt in response to the pandemic; failure to comply with the financial and other covenants in our financing agreements; the possible effects of accidents involving our aircraft; breaches or security lapses in our information technology systems; breaches or lapses in the security of technology systems on which we rely; disruptions in our information technology infrastructure; our dependence on technology in our operations; our commercial relationships with airlines in other parts of the world and the investments we have in certain of those airlines; the effects of a significant disruption in the operations or performance of third parties on which we rely; failure to realize the full value of intangible or long-lived assets; labor issues; the effects of weather, natural disasters and seasonality on our business; the cost of aircraft fuel; the availability of aircraft fuel; failure or inability of insurance to cover a significant liability at Monroe’s Trainer refinery; the impact of environmental regulation on the Trainer refinery, including costs related to renewable fuel standard regulations; our ability to retain senior management, key employees and our culture; significant damage to our reputation and brand, including from exposure to significant adverse publicity; the effects of terrorist attacks or geopolitical conflict; competitive conditions in the airline industry; interruptions or disruptions in service at major airports at which we operate or significant problems associated with types of aircraft or engines we operate; the effects of extensive government regulation on our business; the impact of environmental regulation and climate change risks on our business; and unfavorable economic or political conditions in the markets in which we operate.

Additional information concerning risks and uncertainties that could cause differences between actual results and forward-looking statements is contained in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and our Quarterly Report for the quarterly period ended March 31, 2021. Caution should be taken not to place undue reliance on our forward-looking statements, which represent our views only as of the date of this press release, and which we undertake no obligation to update except to the extent required by law.

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DELTA AIR LINES, INC.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
(in millions, except per share data)	2021	2019	$ Change	% Change	2021	2019	$ Change	% Change
Operating Revenue:
Passenger	$5,339	$11,368	$(6,029)	(53)%	$8,087	$20,622	$(12,535)	(61)%
Cargo	251	186	65	35%	466	378	88	23%
Other	1,536	982	554	56%	2,723	2,008	715	36%
Total operating revenue	7,126	12,536	(5,410)	(43)%	11,276	23,008	(11,732)	(51)%

Operating Expense:
Salaries and related costs	2,328	2,847	(519)	(18)%	4,530	5,579	(1,049)	(19)%
Aircraft fuel and related taxes	1,487	2,291	(804)	(35)%	2,504	4,269	(1,765)	(41)%
Ancillary businesses and refinery	939	316	623	NM	1,645	667	978	NM
Contracted services	570	731	(161)	(22)%	1,089	1,440	(351)	(24)%
Depreciation and amortization	501	713	(212)	(30)%	993	1,328	(335)	(25)%
Landing fees and other rents	460	548	(88)	(16)%	953	1,072	(119)	(11)%
Regional carrier expense	403	542	(139)	(26)%	804	1,079	(275)	(25)%
Aircraft maintenance materials and outside repairs	287	434	(147)	(34)%	581	910	(329)	(36)%
Passenger commissions and other selling expenses	222	597	(375)	(63)%	332	1,071	(739)	(69)%
Passenger service	175	340	(165)	(49)%	294	628	(334)	(53)%
Aircraft rent	104	107	(3)	(3)%	208	209	(1)	—%
Restructuring charges	8	—	8	NM	(36)	—	(36)	NM
Government grant recognition	(1,504)	—	(1,504)	NM	(2,689)	—	(2,689)	NM
Profit sharing	—	518	(518)	(100)%	—	739	(739)	(100)%
Other	330	424	(94)	(22)%	650	869	(219)	(25)%
Total operating expense	6,310	10,408	(4,098)	(39)%	11,858	19,860	(8,002)	(40)%

Operating Income/(Loss)	816	2,128	(1,312)	(62)%	(582)	3,148	(3,730)	NM

Non-Operating Expense:
Interest expense, net	(338)	(75)	(263)	NM	(700)	(158)	(542)	NM
Impairments and equity method losses	—	(17)	17	(100)%	(54)	(71)	17	(24)%
Gain/(Loss) on investments, net	211	(82)	293	NM	473	18	455	NM
Miscellaneous, net	87	(47)	134	NM	124	(84)	208	NM
Total non-operating expense, net	(40)	(221)	181	(82)%	(157)	(295)	138	(47)%

Income/(Loss) Before Income Taxes	776	1,907	(1,131)	(59)%	(739)	2,853	(3,592)	NM

Income Tax (Provision)/Benefit	(124)	(464)	340	(73)%	214	(680)	894	NM

Net Income/(Loss)	652	1,443	(791)	(55)%	$(525)	$2,173	$(2,698)	NM

Basic Earnings/(Loss) Per Share	$1.02	$2.22			$(0.82)	$3.30
Diluted Earnings/(Loss) Per Share	$1.02	$2.21			$(0.82)	$3.29

Basic Weighted Average Shares Outstanding	637	650			636	658
Diluted Weighted Average Shares Outstanding	642	652			636	660

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DELTA AIR LINES, INC.

Passenger Revenue

(Unaudited)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
(in millions)	2021	2019	$ Change	% Change	2021	2019	$ Change	% Change
Ticket - Main cabin	$2,797	$5,938	$(3,141)	(53)%	$4,197	$10,659	$(6,462)	(61)%
Ticket - Business cabin and premium products	1,756	4,031	(2,275)	(56)%	2,633	7,298	(4,665)	(64)%
Loyalty travel awards	428	751	(323)	(43)%	669	1,442	(773)	(54)%
Travel-related services	358	648	(290)	(45)%	588	1,223	(635)	(52)%
Total passenger revenue	$5,339	$11,368	$(6,029)	(53)%	$8,087	$20,622	$(12,535)	(61)%

DELTA AIR LINES, INC.

Other Revenue

(Unaudited)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
(in millions)	2021	2019	$ Change	% Change	2021	2019	$ Change	% Change
Ancillary businesses and refinery	$962	$330	$632	NM	$1,688	$699	$989	NM
Loyalty program	439	484	(45)	(9)%	807	958	(151)	(16)%
Miscellaneous	135	168	(33)	(20)%	228	351	(123)	(35)%
Total other revenue	$1,536	$982	$554	56%	$2,723	$2,008	$715	36%

DELTA AIR LINES, INC.

Total Revenue

(Unaudited)

		Increase (Decrease)
		2Q21 versus 2Q19
Revenue	2Q21 ($M)	Change	Unit Revenue	Yield	Capacity
Domestic	$4,478	(45)%	(32)%	(19)%	(19)%
Atlantic	288	(85)%	(52)%	(4)%	(68)%
Latin America	485	(36)%	(31)%	(12)%	(6)%
Pacific	88	(87)%	(59)%	90%	(67)%
Total Passenger	$5,339	(53)%	(31)%	(11)%	(32)%
Cargo Revenue	251	35%
Other Revenue	1,536	56%
Total Revenue	$7,126	(43)%	(16)%
Third Party Refinery Sales	(777)
Total Revenue, adjusted	$6,349	(49)%	(25)%

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DELTA AIR LINES, INC.

Statistical Summary

(Unaudited)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2021	2019	Change		2021	2019	Change
Revenue passenger miles (millions)	33,285	63,173	(47)%		51,233	114,790	(55)%
Available seat miles (millions)	48,529	71,754	(32)%		88,647	134,169	(34)%
Passenger mile yield (cents)	16.04	18.00	(11)%		15.79	17.96	(12)%
Passenger revenue per available seat mile (cents)	11.00	15.84	(31)%		9.12	15.37	(41)%
Total revenue per available seat mile (cents)	14.68	17.47	(16)%		12.72	17.15	(26)%
TRASM, adjusted - see Note B (cents)	13.08	17.35	(25)%		11.23	17.01	(34)%
Cost per available seat mile (cents)	13.00	14.51	(10)%		13.38	14.80	(10)%
CASM-Ex - see Note B (cents)	11.42	10.47	9%		12.14	10.95	11%
CASM, adjusted - see Note B (cents)	14.43	14.37	0.5%		14.96	14.65	2%
Passenger load factor	69%	88%	(19)	pts	58%	86%	(28)	pts
Fuel gallons consumed (millions)	690	1,099	(37)%		1,235	2,061	(40)%
Average price per fuel gallon	$2.16	$2.08	4%		$2.03	$2.07	(2)%
Average price per fuel gallon, adjusted - see Note B	$2.12	$2.07	2%		$2.03	$2.06	(1)%

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DELTA AIR LINES, INC.

Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended
	June 30,
(in millions)	2021	2019
Cash Flows From Operating Activities:
Net income	$652	$1,443
Depreciation and amortization	501	713
Pension, postretirement and postemployment payments (greater)/less than expense	(1,651)	(481)
Changes in air traffic liability	1,545	17
Changes in profit sharing	–	518
Deferred government grant recognition	975	–
Changes in balance sheet and other, net	(156)	1,058
Net cash provided by operating activities	1,866	3,268

Cash Flows From Investing Activities:
Property and equipment additions:
Flight equipment, including advance refunds/(payments)	(395)	(1,166)
Ground property and equipment, including technology	(366)	(393)
Purchase of short-term investments	(2,427)	–
Redemption of short-term investments	3,123	–
Other, net	91	(3)
Net cash provided by/(used in) investing activities	26	(1,562)

Cash Flows From Financing Activities:
Proceeds from long-term obligations	977	–
Payments on debt and finance lease obligations	(1,358)	(1,165)
Repurchase of common stock	–	(268)
Cash dividends	–	(229)
Other, net	51	–
Net cash used in financing activities	(330)	(1,662)

Net Increase in Cash, Cash Equivalents and Restricted Cash Equivalents	1,562	44
Cash, cash equivalents and restricted cash equivalents at beginning of period	9,896	2,985
Cash, cash equivalents and restricted cash equivalents at end of period	$11,458	$3,029

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the Consolidated Balance Sheets to the total of the same such amounts shown above:

Current assets:
Cash and cash equivalents	$10,357	$2,009
Restricted cash included in prepaid expenses and other	172	127
Other assets:
Cash restricted for airport construction	929	893
Total cash, cash equivalents and restricted cash equivalents	$11,458	$3,029

11

DELTA AIR LINES, INC.

Consolidated Balance Sheets

(Unaudited)

	June 30,	December 31,
(in millions)	2021	2020
ASSETS
Current Assets:
Cash and cash equivalents	$10,357	$8,307
Short-term investments	4,873	5,789
Accounts receivable, net	2,258	1,396
Fuel inventory	641	377
Expendable parts and supplies inventories, net	364	355
Prepaid expenses and other	1,173	1,180
Total current assets	19,666	17,404

Property and Equipment, Net:
Property and equipment, net	27,508	26,529

Other Assets:
Operating lease right-of-use assets	5,653	5,733
Goodwill	9,753	9,753
Identifiable intangibles, net	6,006	6,011
Cash restricted for airport construction	929	1,556
Equity investments	2,143	1,665
Deferred income taxes, net	2,158	1,988
Other noncurrent assets	1,493	1,357
Total other assets	28,135	28,063
Total assets	$75,309	$71,996

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current maturities of debt and finance leases	$2,372	$1,732
Current maturities of operating leases	638	678
Air traffic liability	6,798	4,044
Accounts payable	3,930	2,840
Accrued salaries and related benefits	2,215	2,086
Loyalty program deferred revenue	2,757	1,777
Fuel card obligation	1,100	1,100
Other accrued liabilities	3,763	1,670
Total current liabilities	23,573	15,927

Noncurrent Liabilities:
Debt and finance leases	26,679	27,425
Noncurrent air traffic liability	140	500
Pension, postretirement and related benefits	8,644	10,630
Loyalty program deferred revenue	4,644	5,405
Noncurrent operating leases	5,633	5,713
Other noncurrent liabilities	4,715	4,862
Total noncurrent liabilities	50,455	54,535

Commitments and Contingencies

Stockholders' Equity:	1,281	1,534
Total liabilities and stockholders' equity	$75,309	$71,996

12

Note A: Scheduled capacity, also referred to as available seat miles or ASMs and which we have historically presented as a capacity measure, equals the total number of seats available for transporting passengers during a reporting period multiplied by the total number of miles flown during that period. Sellable capacity refers to available seat miles after giving effect to blocked seats through April 30, 2021. Cost and revenue unit metrics in this release, including all measures presented in the statistical summary and in Note B, are calculated on the basis of scheduled capacity. Fuel efficiency refers to the percentage change in fuel consumption rate period over period, which rate is calculated as fuel gallons consumed divided by ASMs.

Note B: The following tables show reconciliations of non-GAAP financial measures. The reasons Delta uses these measures are described below. Reconciliations may not calculate due to rounding.

Delta sometimes uses information ("non-GAAP financial measures") that is derived from the Consolidated Financial Statements, but that is not presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). Under the Securities and Exchange Commission rules, non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. The tables below show reconciliations of non-GAAP financial measures used in this release to the most directly comparable GAAP financial measures.

Forward Looking Projections. Delta is not able to reconcile forward looking non-GAAP financial measures because the adjusting items such as those used in the reconciliations below will not be known until the end of the period and could be significant.

13

Pre-Tax (Loss)/Income, Net (Loss)/Income, and (Loss)/Diluted Earnings per Share, adjusted. In the current period, pre-tax (loss)/income, net (loss)/income, and (loss)/diluted earnings per share, adjusted exclude the following items directly related to the impact of COVID-19 and our response for comparability with the prior period:

Restructuring charges. During 2020, we recorded restructuring charges, including certain accruals, following strategic business decisions in response to the COVID-19 pandemic. In the June quarter 2021, we recognized $8 million of adjustments to certain of those restructuring charges, representing changes in our estimates.

Government grant recognition. We recognized $1.5 billion of the grant proceeds from the payroll support program extensions as contra-expense during the June quarter 2021. We are recognizing the grant proceeds as contra-expense based on the periods that the funds are intended to compensate and expect to use all proceeds from the payroll support program extensions in the second half of 2021.

Loss on extinguishment of debt. This adjustment relates to early termination of a portion of our debt.

We also regularly adjust pre-tax income/(loss), net income/(loss), and diluted earnings per share for the following items to determine pre-tax (loss)/income, net (loss)/income, and (loss)/diluted earnings per share, adjusted for the reasons described below. We include the income tax effect of adjustments when presenting net (loss)/income, adjusted. j

MTM adjustments and settlements on hedges. Mark-to-market ("MTM") adjustments are defined as fair value changes recorded in periods other than the settlement period. Such fair value changes are not necessarily indicative of the actual settlement value of the underlying hedge in the contract settlement period. Settlements represent cash received or paid on hedge contracts settled during the applicable period.

Equity investment MTM adjustments. We adjust for our proportionate share of our equity method investee, Virgin Atlantic’s, hedge portfolio MTM adjustments (recorded in non-operating expense) to allow investors to understand and analyze our core operational performance in the periods shown.

MTM adjustments on investments. Unrealized gains/losses result from our equity investments that are accounted for at fair value in non-operating expense. These gains/losses are driven by changes in stock prices, other valuation techniques for investments in companies without publicly-traded shares and foreign currency fluctuations. Adjusting for these gains/losses allows investors to better understand and analyze our core operational performance in the periods shown.

Delta Private Jets adjustment. Because we combined Delta Private Jets with Wheels Up in January 2020, we have excluded the impact of Delta Private Jets from 2019 results for comparability.

	Three Months Ended			Three Months Ended
	June 30, 2021			June 30, 2021
	Pre-Tax	Income	Net	Diluted Earnings/
(in millions, except per share data)	Income/(Loss)	Tax	Income/(Loss)	(Loss) Per Share
GAAP	$776	$(124)	$652	$1.02
Adjusted for:
Restructuring charges	8	(2)	6
Government grant recognition	(1,504)	350	(1,154)
Loss on extinguishment of debt	26	(6)	20
MTM adjustments and settlements on hedges	24	(6)	18
MTM adjustments on investments	(211)	(9)	(220)
Non-GAAP	$(881)	$203	$(678)	$(1.07)

	Three Months Ended			Three Months Ended
	June 30, 2019			June 30, 2019
	Pre-Tax	Income	Net	Diluted Earnings
(in millions, except per share data)	Income	Tax	Income	Per Share
GAAP	$1,907	$(464)	$1,443	$2.21
Adjusted for:
MTM adjustments and settlements on hedges	10	(2)	8
Equity investment MTM adjustments	(2)	—	(2)
MTM adjustments on investments	82	1	83
Delta Private Jets adjustment	1	—	1
Non-GAAP	$1,998	$(465)	$1,533	$2.35

14

Operating Revenue, adjusted and Total Revenue Per Available Seat Mile ("TRASM"), adjusted. We adjust operating revenue and TRASM for third party refinery sales for the reasons described below. We make an adjustment for the impact of Delta Private Jets for the same reason described above under the heading pre-tax (loss)/income, net (loss)/income, and (loss)/diluted earnings per share, adjusted.

Third-party refinery sales. We adjust operating revenue and TRASM for refinery sales to third parties to determine operating revenue, adjusted and TRASM, adjusted because this revenue is not related to our airline segment. Operating revenue, adjusted and TRASM, adjusted therefore provides a more meaningful comparison of revenue from our airline operations to the rest of the airline industry.

	Three Months Ended				2Q21 vs 2Q19
(in millions)	June 30, 2021	March 31, 2021	September 30, 2019	June 30, 2019	% Change
Operating revenue	$7,126	$4,150	$12,560	$12,536
Adjusted for:
Third-party refinery sales	(777)	(540)	(6)	(40)
Delta Private Jets adjustment	–	–	(47)	(49)
Operating revenue, adjusted	$6,349	$3,610	$12,507	$12,448	(49)%

	Six Months Ended
(in millions)	June 30, 2021	June 30, 2019	Change

Operating revenue	$11,276	$23,008
Adjusted for:
Third-party refinery sales	(1,317)	(89)
Delta Private Jets adjustment	–	(92)
Operating revenue, adjusted	$9,959	$22,828	(56)%

	Three Months Ended			2Q21 vs 2Q19
(in millions)	June 30, 2021	March 31, 2021	June 30, 2019	% Change

TRASM (cents)	14.68	10.34	17.47
Adjusted for:
Third-party refinery sales	(1.60)	(1.35)	(0.06)
Delta Private Jets adjustment	–	–	(0.07)
TRASM, adjusted	13.08	9.00	17.35	(25)%

	Six Months Ended		Change
(in millions)	June 30, 2021	June 30, 2019

TRASM (cents)	12.72	17.15
Adjusted for:
Third-party refinery sales	(1.49)	(0.07)
Delta Private Jets adjustment	–	(0.07)
TRASM, adjusted	11.23	17.01	(34)%

15

Free Cash Flow and Free Cash Flow, adjusted. We present free cash flow and free cash flow, adjusted because management believes these metrics are helpful to investors to evaluate the company's ability to generate cash that is available for use for debt service or general corporate initiatives. Free cash flow, adjusted is also used internally as a component of our 2021 incentive compensation program. Free cash flow is defined as net cash from operating activities and net cash from investing activities, adjusted for (i) net redemptions of short-term investments, (ii) strategic investments and related and (iii) net cash flows related to certain airport construction projects and other, while free cash flow, adjusted is further adjusted for (iv) financed aircraft acquisitions, (v) government grant proceeds and (vi) other items that are not representative of our core operations, such as our pension funding. These adjustments are made for the following reasons:

Net redemptions of short-term investments. Net redemptions of short-term investments represent the net purchase and sale activity of investments and marketable securities in the period, including gains and losses. We adjust for this activity to provide investors a better understanding of the company's free cash flow generated by our operations.

Strategic investments and related. Cash flows related to our investments in and related transactions with other airlines are included in our GAAP investing activities. We adjust for this activity because it provides a more meaningful comparison to our airline industry peers.

Net cash flows related to certain airport construction projects and other. Cash flows related to certain airport construction projects are included in our GAAP operating activities and capital expenditures. We have adjusted for these items, which were primarily funded by cash restricted for airport construction, to provide investors a better understanding of the company's free cash flow and capital expenditures that are core to our operations in the periods shown.

Financed aircraft acquisitions. This adjusts free cash flow to reflect aircraft deliveries that are leased as capital expenditures. The adjustment is based on their original contractual purchase price or fair value.

Government grant proceeds. Cash flows related to the government grant proceeds are reported within operating activities in GAAP results. We adjust free cash flow for this item to better illustrate the cash from our core operations.

Pension funding. Cash flows from pension funding are reported within operating activities in GAAP results. We adjust free cash flow for this item to better illustrate the cash from our core operations.

	Three Months Ended	Three Months Ended
(in millions)	June 30, 2021	June 30, 2019
Net cash provided by operating activities	$1,866	$3,268
Net cash provided by/(used in) investing activities	26	(1,562)
Adjustments:
Net redemptions of short-term investments	(697)	–
Strategic investments and related	(74)	89
Net cash flows related to certain airport construction projects and other	329	54
Free cash flow	$1,450	$1,849
Financed aircraft acquisitions	(277)	(174)
Government grant proceeds	(2,479)	–
Pension funding	1,500	500
Free cash flow, adjusted	$195	$2,175

16

Operating Expense, adjusted and CASM, adjusted. In the current period, operating expense, adjusted and CASM, adjusted exclude the following items directly related to the impact of COVID-19 and our response: restructuring charges and government grant recognition, as discussed above under the heading pre-tax (loss)/income, net (loss)/income, and (loss)/diluted earnings per share, adjusted. We also adjust operating expense and CASM for MTM adjustments and settlements on hedges, third-party refinery sales and the impact of Delta Private Jets for the same reasons described above under the headings pre-tax (loss)/income, net (loss)/income, and (loss)/diluted earnings per share, adjusted, and operating revenue, adjusted and TRASM, adjusted to determine operating expense, adjusted and CASM, adjusted.

	Operating Expense		CASM
	Three Months Ended		Three Months Ended
(operating expense in millions, CASM in cents)	June 30, 2021	June 30, 2019	June 30, 2021	June 30, 2019
GAAP	$6,310	$10,408	13.00	14.51
Adjusted for:
Restructuring charges	(8)	–	(0.02)	–
Government grant recognition	1,504	–	3.10	–
MTM adjustments and settlements on hedges	(24)	(10)	(0.05)	(0.01)
Third-party refinery sales	(777)	(40)	(1.60)	(0.06)
Delta Private Jets adjustment	–	(50)	–	(0.07)
Non-GAAP	$7,005	$10,308	14.43	14.37

	Operating Expense		CASM
	Six Months Ended		Six Months Ended
(operating expense in millions, CASM in cents)	June 30, 2021	June 30, 2019	June 30, 2021	June 30, 2019
GAAP	$11,858	$19,860	13.38	14.80
Adjusted for:
Restructuring charges	36	–	0.04	–
Government grant recognition	2,689	–	3.03	–
MTM adjustments and settlements on hedges	(1)	(17)	–	(0.01)
Third-party refinery sales	(1,317)	(89)	(1.49)	(0.07)
Delta Private Jets adjustment	–	(92)	–	(0.07)
Non-GAAP	$13,266	$19,662	14.96	14.65

17

Adjusted Net Debt. Delta uses adjusted total debt, including aircraft rent, in addition to adjusted debt and finance leases, to present estimated financial obligations. Delta reduces adjusted total debt by cash, cash equivalents and short-term investments, and LGA restricted cash, resulting in adjusted net debt, to present the amount of assets needed to satisfy the debt. Management believes this metric is helpful to investors in assessing the company's overall debt profile.

(in millions)	June 30, 2021
Debt and finance lease obligations	$29,051
Plus: sale-leaseback financing liabilities	2,259
Plus: unamortized discount/(premium) and debt issue cost, net and other	257
Adjusted debt and finance lease obligations	$31,567
Plus: 7x last twelve months' aircraft rent	2,874
Adjusted total debt	$34,441
Less: cash, cash equivalents and short-term investments	(15,230)
Less: LGA restricted cash	(929)
Adjusted net debt	$18,282

(in millions)	December 31, 2019
Debt and finance lease obligations	$11,160
Plus: unamortized discount/(premium) and debt issue cost, net and other	(115)
Adjusted debt and finance lease obligations	$11,044
Plus: 7x last twelve months' aircraft rent	2,963
Adjusted total debt	$14,007
Less: cash, cash equivalents and short-term investments	(2,882)
Less: LGA restricted cash	(636)
Adjusted net debt	$10,489

(in millions)	June 30, 2019
Debt and finance lease obligations	$9,990
Plus: unamortized discount/(premium) and debt issue cost, net and other	(125)
Adjusted debt and finance lease obligations	$9,865
Plus: 7x last twelve months' aircraft rent	2,874
Adjusted total debt	$12,739
Less: cash, cash equivalents and short-term investments	(2,009)
Less: LGA restricted cash	(1,383)
Adjusted net debt	$9,347

18

Non-Fuel Unit Cost or Cost per Available Seat Mile, ("CASM-Ex"). In the current period, CASM-Ex excludes the following items directly related to the impact of COVID-19 and our response: restructuring charges and government grant recognition, as discussed above under the heading pre-tax (loss)/income, net (loss)/income, and (loss)/diluted earnings per share, adjusted. We adjust for refinery sales to third parties for the same reason described above under the heading operating revenue, adjusted and TRASM, adjusted. We adjust for the impact of Delta Private Jets for the same reason described above under the heading pre-tax (loss)/income, net (loss)/income, and (loss)/diluted earnings per share, adjusted. We also adjust CASM for the following items to determine CASM-Ex for the reasons described below.

Aircraft fuel and related taxes. The volatility in fuel prices impacts the comparability of year-over-year financial performance. The adjustment for aircraft fuel and related taxes allows investors to understand and analyze our non-fuel costs and year-over-year financial performance.

Profit sharing. We adjust for profit sharing because this adjustment allows investors to better understand and analyze our recurring cost performance and provides a more meaningful comparison of our core operating costs to the airline industry.

	Three Months Ended					2Q21vs 2Q19
	June 30, 2021	March 31, 2021	December 31, 2019	September 30, 2019	June 30, 2019	% change
CASM (cents)	13.00	13.83	15.34	13.85	14.51
Adjusted for:
Restructuring charges	(0.02)	0.11	–	–	–
Government grant recognition	3.10	2.96	–	–	–
Aircraft fuel and related taxes	(3.06)	(2.54)	(3.08)	(2.96)	(3.19)
Third-party refinery sales	(1.60)	(1.35)	–	(0.01)	(0.06)
Profit sharing	–	–	(0.59)	(0.68)	(0.72)
Delta Private Jets adjustment	–	–	(0.07)	(0.05)	(0.06)
CASM-Ex	11.42	13.01	11.59	10.15	10.47	9%

	Six Months Ended
	June 30, 2021	June 30, 2019	Change
CASM (cents)	13.38	14.80
Adjusted for:
Restructuring charges	0.04	–
Government grant recognition	3.03	–
Aircraft fuel and related taxes	(2.82)	(3.18)
Third-party refinery sales	(1.49)	(0.07)
Profit sharing	–	(0.55)
Delta Private Jets adjustment	–	(0.06)
CASM-Ex	12.14	10.95	11%

19

Fuel expense, adjusted and Average fuel price per gallon, adjusted. We adjust fuel expense for MTM adjustments and settlements on hedges and the impact of Delta Private Jets for the same reasons described under the heading pre-tax (loss)/income, net (loss)/ income, and (loss)/diluted earnings per share, adjusted.

				Average Price Per Gallon
	Three Months Ended			Three Months Ended
	June 30,	March 31,	June 30,	June 30,	March 31,	June 30,
(in millions, except per gallon data)	2021	2021	2019	2021	2021	2019
Total fuel expense	$1,487	$1,017	$2,291	$2.16	$1.87	$2.08
MTM adjustments and settlements on hedges	(24)	23	(10)	(0.03)	0.04	(0.01)
Delta Private Jets adjustment	–	–	(8)	–	–	(0.01)
Total fuel expense, adjusted	$1,463	$1,040	$2,274	$2.12	$1.91	$2.07

			Average Price Per Gallon
	Six Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
(in millions, except per gallon data)	2021	2019	2021	2019
Total fuel expense	$2,504	$4,269	$2.03	$2.07
MTM adjustments and settlements on hedges	(1)	(17)	–	(0.01)
Delta Private Jets adjustment	–	(15)	–	(0.01)
Total fuel expense, adjusted	$2,504	$4,237	$2.03	$2.06

Percent change 2021 YTD compared to 2019 YTD	(41)%

20